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                                                                EXHIBIT 99.B11


                      CONSENT OF INDEPENDENT ACCOUNTANTS


 We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 24 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 13, 1995, relating to the financial statements and financial highlights of Anchor Series Trust, which appears in such Statement of Additional Information. We also consent to the reference to us under the heading "Independent Accountants and Legal Counsel" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" and "Report and Independent Accountants" in the Prospectus which constitutes part of this Registration Statement.



PRICE WATERHOUSE LLP

1177 Avenue of the Americas
New York, NY 10036
December 27, 1995